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For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

Glatfelter Reports Record Quarterly Sales and 2008 Second Quarter Results

York, PA, August 5, 2008: Glatfelter (NYSE: GLT) today reported record quarterly net sales of $320.2 million for the second quarter ended June 30, 2008, an 11.2% increase compared with $288.1 million for the second quarter of 2007. Net income for the 2008 second quarter was $3.2 million, or $0.07 per diluted share, compared with a net income of $2.0 million, or a $0.04 per diluted share, for same quarter of last year.

Second quarter 2008 net income benefited from a $0.5 million reversal of a reserve associated with the sale of the Company’s Neenah facility, partially offset by $0.2 million in acquisition integration costs, each after taxes. The second-quarter 2007 results included $3.5 million in gains from the sale of timberlands and $0.7 million in acquisition integration costs, all after taxes. Excluding these items from each period’s results, second-quarter 2008 adjusted earnings, which constitute a non-GAAP financial measure, were $0.06 per diluted share, compared to a net loss of $0.02 per diluted share in the second quarter of 2007. For a reconciliation of adjusted earnings to GAAP earnings, refer to the tabular presentation at the end of this release.

“Each of our business units performed relatively well this quarter, particularly considering the unrelenting pressure from rising input costs that have outpaced our ability to increase selling prices,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “During the quarter, we successfully completed the annual maintenance outages at both Specialty Papers’ facilities and we continue to generate productivity improvements at our Chillicothe facility. The Composite Fibers business unit’s operating results were in line with last year despite increasing input costs and the completion of an upgrade to a paper machine to increase capacity to serve the growing food and beverage and technical specialties markets. Throughout our businesses, we remain focused on aggressively driving out costs to help offset the impact of rising input costs. We believe these actions will help sustain the Company’s progress despite the challenging environment.”

Second-Quarter Business Unit Results

Specialty Papers

Second quarter 2008 net sales in the Company’s Specialty Papers business unit totaled $207.3 million, a 2.3% increase compared with $202.6 million in the year-earlier quarter. Specialty Papers’ operating loss for the 2008-second quarter totaled $0.7 million although this was a $1.6 million improvement compared to the same quarter of 2007.

The improvement in operating income reflects significant productivity improvements at the Chillicothe facility, as well as a $9.0 million increase in average selling prices across all product lines. The benefit of the price increases was offset by $11.6 million of higher energy and raw material costs. As expected, volumes shipped were essentially unchanged from the same period last year, and the product mix was slightly unfavorable due to an expected decline in the carbonless market. During each of the second quarters of 2008 and 2007, the Company completed the annually scheduled maintenance outages at its Spring Grove, PA and Chillicothe, OH facilities. These required outages result in increased maintenance spending and reduced production leading to unfavorable manufacturing costs and lower product sales negatively affecting the second quarter results when compared to other quarters. The maintenance outages adversely impacted gross profit by approximately $15.6 million in the second quarter of 2008, which was at the low-end of the Company’s expectations, compared to $15.3 million in the same quarter a year ago. During the second quarter, the Company also incurred $0.4 million in severance costs related to its continuing initiatives to reduce the cost structure at the Chillicothe facility.

Composite Fibers

Net sales in the Composite Fibers business unit increased $27.4 million, or 32.1% to $112.9 million for the 2008 second quarter, largely due to the November 2007 Caerphilly acquisition and the impact of foreign currency translation. Operating income was in line with the second quarter of 2007 at $6.8 million despite a $1.0 million impact from lower production and accelerated depreciation associated with the paper machine upgrade in Gernsbach, Germany.

On a constant currency basis, higher average selling prices contributed $3.0 million to operating income in the 2008 second quarter. Volumes increased approximately 23.4% primarily due to shipments of metallized paper from Caerphilly (acquired in November 2007). The increased volumes also reflect greater shipments of composite laminates and food and beverage products. The cost of raw materials, primarily pulp and energy, was $4.9 million higher than a year ago. In addition, the Caerphilly acquisition was slightly dilutive to second quarter 2008 earnings and as previously announced, the Company continues to expect Caerphilly to be neutral to earnings for 2008 and slightly accretive in 2009.

Mr. Glatfelter added, “The sustained rising demand for our food and beverage products is creating exciting opportunities for Glatfelter’s Composite Fibers business unit. The investments we have made, such as the Lydney acquisition and upgrades to existing paper machines, have expanded our footprint and capabilities to better serve this high-growth, high-margin market. These actions will help ensure that we capitalize on these opportunities and drive value for Glatfelter’s shareholders and our customers.”

Other Financial Highlights

Selling, general and administrative (“SG&A”) expenses increased by $1.6 million in the quarter-to-quarter comparison and totaled $25.4 million in the second quarter of 2008. The increase was due to higher performance-based incentive compensation expenses, the effect of foreign currency translation adjustments and the inclusion of Caerphilly’s results in 2008.

Interest expense in the second quarter of 2008 totaled $5.8 million, a decline of $1.6 million compared with the same quarter of 2007. The decrease in interest expense was due to lower debt outstanding together with a lower interest rate environment.

For the second quarter of 2008, the Company recorded income taxes of $115,000 on adjusted earnings for an effective rate of 4.0%. The second quarter tax rate reflects a $0.9 million benefit from an adjustment recorded upon the filing of an international subsidiary’s tax return and the reversal of a tax reserve in a foreign jurisdiction where a statute expired.

Year to Date Results

For the first six months of 2008, the Company’s net income totaled $22.8 million or $0.50 per diluted share, compared to a net income of $5.3 million or $0.12 per diluted share in the same period of 2007. The year-to-date results for 2008 include $8.7 million in gains from the sale of timberlands, and a $0.5 million benefit from the reversal of a reserve associated with the 2006 shutdown of the Company’s Neenah facility, partially offset by $0.6 million in acquisition integration costs, all after taxes. Reported results for the first six months of 2007 include, all on an after-tax basis, $5.4 million in gains from the sale of timberlands, a $3.7 million charge for the Fox River environmental matter and $1.3 million in acquisition integration costs and shutdown and restructuring charges.

Outlook

“Clearly we will confront a challenging business environment in the second half of the year,” said Mr. Glatfelter. “While we expect our average selling prices to increase across all product lines in the Specialty Papers business unit, we do not expect pricing to outpace rising input costs. Therefore, our commitment to aggressive cost reduction initiatives will continue in order to mitigate the remaining adverse effects of higher costs. During the second half of 2008, we expect shipment volume for this business unit to be in line with the same period of 2007.”

Mr. Glatfelter continued, “In the Composite Fibers business unit, cost pressure also remains a concern. However, higher average selling prices coupled with continuous improvement initiatives are expected to more than offset the impact of rising input costs. We expect to see solid demand in this business unit with shipping volume in the second half of 2008 at levels higher than the same period in 2007, reflecting additional volume attributable to the Caerphilly acquisition.”

In connection with the previously announced $38 million investment to install state-of-the-art inclined wire and through air-drying technology on a paper machine, the Company expects to record accelerated depreciation expense, of $0.7 million per quarter through the third quarter of 2009, associated with the upgraded machine components. In addition, the start up of the machine upgrade completed in the second quarter of 2008 is expected to negatively impact earnings per share by up to $0.01 during the third quarter of 2008.

The Company also expects to record in the second half of 2008 charges estimated to total $0.5 million to $1.0 million associated with profit improvement initiatives at the Chillicothe facility.

Conference Call

As previously announced, the Company will hold a conference call today at 11:00AM (Eastern) to discuss its second-quarter results. During the conference call, management will be referring to a slide presentation to supplement their prepared remarks. This presentation is available on the Company’s Investor Relations web page as well as through the webcast discussed below.

Interested persons who wish to hear the live webcast should go to the Company’s Investor Relations web page at http://www.glatfelter.com/about_us/investor_relations/default.aspx prior to the starting time to register, download and install any necessary audio software.

You may also participate by calling 888-335-5539 within the US and 973-582-2857 internationally (conference ID 54648878) at 10:55 AM (Eastern) on August 5, 2008. A taped replay of the conference call will be available within two hours of the conclusion of the call and until August 19, 2008. To access the taped replay, call 800-642-1687 within the US and 706-645-9291 internationally and enter conference ID 54648878.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business performance, conditions and strategies and other financial and business matters, are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in the forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and in other countries in which Glatfelter currently does business, demand for or pricing of its products; changes in tax legislation, governmental laws, regulations and policies and actions of regulatory bodies; orderly execution of regularly scheduled maintenance outages; technological changes and innovations and other factors. In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and engineered products, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Germany, France, the United Kingdom and the Philippines and a representative office in China. Glatfelter’s sales exceed $1 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
In thousands, except per share	2008	2007	2008	2007
Net sales	$320,224	$288,091	$625,723	$569,080
Energy sales – net	2,743	2,424	4,727	4,638

Total revenues	322,967	290,515	630,450	573,718
Costs of products sold	290,569	261,715	553,794	508,209

Gross profit	32,398	28,800	76,656	65,509
Selling, general and administrative expenses	25,377	23,776	49,512	52,503
Shutdown and restructuring charges	(856)	(63)	(856)	162
Gains on dispositions of plant, equipment and timberlands, net	16	(5,693)	(14,502)	(8,887)

Operating income	7,861	10,780	42,502	21,731
Nonoperating income (expense)
Interest expense	(5,827)	(7,424)	(11,972)	(14,761)
Interest income	1,357	848	2,961	1,589
Other – net	103	(364)	171	267

Total other income (expense)	(4,367)	(6,940)	(8,840)	(12,905)

Income before income taxes	3,494	3,840	33,662	8,826
Income tax provision	338	1,842	10,831	3,575

Net income	$3,156	$1,998	$22,831	$5,251

Earnings Per Share
Basic	$0.07	$0.04	$0.51	$0.12
Diluted	0.07	0.04	0.50	0.12

Business Unit Financial Information
(unaudited)

Three months ended June 30
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2008	2007	2008	2007	2008	2007	2008	2007
Net sales	$207,296	$202,606	$112,928	$85,486	$—	$(1)	$320,224	$288,091
Energy sales, net	2,743	2,424	—	—	—	—	2,743	2,424

Total revenue	210,039	205,030	112,928	$85,486	—	(1)	322,967	290,515
Cost of products sold	196,948	192,817	96,462	70,522	(2,841)	(1,624)	290,569	261,715

Gross profit	13,091	12,213	16,466	14,964	2,841	1,623	32,398	28,800
SG&A	13,772	14,521	9,689	8,182	1,916	1,073	25,377	23,776
Shutdown and restructuring charges	—	—	—	—	(856)	(63)	(856)	(63)
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	16	(5,693)	16	(5,693)

Total operating income (loss)	(681)	(2,308)	6,777	6,782	1,765	6,306	7,861	10,780
Non-operating income (expense)	—	—	—	—	(4,367)	(6,940)	(4,367)	(6,940)

Income (loss) before income taxes	$(681)	$(2,308)	$6,777	$6,782	$(2,602)	$(634)	$3,494	$3,840

Supplementary Data
Net tons sold	182,700	183,344	22,356	18,118	—	—	205,056	201,462
Depreciation expense	$8,980	$8,881	$6,968	$5,250	—	—	$15,948	$14,131

Business Unit Performance	For The Six Months Ended June 30,
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2008	2007	2008	2007	2008	2007	2008	2007
Net sales	$408,242	$399,510	$217,480	$169,570	$1	$—	$625,723	$569,080
Energy sales, net	4,727	4,638	—	—	—	—	4,727	4,638

Total revenue	412,969	404,148	217,480	169,570	1	—	630,450	573,718
Cost of products sold	374,224	370,737	184,858	141,312	(5,288)	(3,840)	553,794	508,209

Gross profit	38,745	33,411	32,622	28,258	5,289	3,840	76,656	65,509
SG&A	27,979	29,048	19,709	16,494	1,824	6,961	49,512	52,503
Shutdown and restructuring charges	—	—	—	—	(856)	162	(856)	162
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	(14,502)	(8,887)	(14,502)	(8,887)

Total operating income	10,766	4,363	12,913	11,764	18,823	5,604	42,502	21,731
Nonoperating income (expense)	—	—		—	(8,840)	(12,905)	(8,840)	(12,905)

Income (loss) before income taxes	$10,766	$4,363	$12,913	$11,764	$9,983	$(7,301)	$33,662	$8,826

Supplementary Data
Net tons sold	364,911	358,464	43,695	36,475	—	—	408,606	394,939
Depreciation expense	$17,612	$17,532	$13,054	$10,333	—	—	$30,666	$27,865

Selected Financial Information
(unaudited)

	Six Months Ended June 30
In thousands	2008	2007
Cash Flow Data
Cash provided (used) by:
Operating activities	$(3,047)	$17,636
Investing activities	(10,410)	(4,773)
Financing activities	1,412	(22,604)
Depreciation, depletion and amortization	30,666	27,865
Capital expenditures	25,407	14,221
June 30, 2008		December 31, 2007

Balance Sheet Data
Cash and cash equivalents	$18,611	$29,833
Total assets	1,333,599	1,287,067
Total debt	322,040	313,185
Shareholders’ equity	509,528	476,068

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core papermaking operation, which consists of the production and sale of specialty papers and composite fibers papers. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s papermaking operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, charges for environmental reserves and shutdown and restructuring charges are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core papermaking business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, shutdown and restructuring costs are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core papermaking operations are performing, which management believes is useful to investors because it allows comparison of such papermaking operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein.

	Three Months Ended June 30
	2008		2007
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$3,156	$0.07	$1,998	$0.04
Timberland sales	–	–	(3,486)	(0.08)
(Reversal of) shutdown and restructuring charges	(532)	(0.01)	–	–
Acquisition integration	177	0.00	704	0.02
Adjusted earnings (loss)	$2,801	$0.06	$(784)	$(0.02)

		Six Months Ended June 30
	2008		2007
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$22,831	$0.50	$5,251	$0.12
Timberland sales	(8,656)	(0.19)	(5,400)	(0.12)
Environmental remediation	–	–	3,693	0.08
(Reversal of) shutdown and restructuring charges	(532)	(0.01)	147	0.00
Acquisition integration	588	0.01	1,112	0.03
Adjusted earnings	$14,231	$0.31	$4,803	$0.11

The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.